UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2015

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-14494	33-0724736

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 North Park Place, Suite 201 Morristown, New Jersey	07960

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 793-2145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Supplemental Indenture to Indenture for the Company’s 8% Senior Convertible Notes due 2019

On April 21, 2015, Pernix Therapeutics Holdings, Inc. (the “Company”) and Wilmington Trust, National Association entered into the Third Supplemental Indenture (the “Third Supplemental Indenture”) to the Indenture governing the Company’s 8.00% Convertible Senior Notes due  2019 (the “2019 Notes”) (as amended, the “2019 Indenture”) pursuant to which substantially all of the material restrictive covenants in the 2019 Indenture were removed.  As previously announced, the holders of the 2019 Notes consented to the Third Supplemental Indenture in the Inducement Agreement entered into with the Company on April 16, 2015.

The foregoing description of the Third Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Supplemental Indenture, a copy of which is filed hereto as Exhibit 4.1 and is incorporated herein by reference.

Supplemental Indenture to Indenture for the Company’s 12% Senior Secured Notes due 2020

On April 21, 2015, the Company and U.S. Bank National Association entered into the First Supplemental Indenture (the “First Supplemental Indenture”) to the Indenture governing the Company’s 12% Senior Secured Notes due 2020 (the “2020 Notes”) to, among other things, allow the Company to incur up to $42.2 million of additional debt.  A majority of the holders of the 2020 Notes consented to the First Supplemental Indenture in accordance with the previously announced consent solicitation that the Company launched to holders of the 2020 Notes on April 13, 2015.  The consent solicitation remains open until April 28, 2015.

The foregoing description of the First Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the First Supplemental Indenture, a copy of which is filed hereto as Exhibit 4.2 and is incorporated herein by reference.

Indenture and Offering of the Company’s 4.25 Convertible Senior Notes due 2021

On April 22, 2015, the Company completed its previously announced private placement of $130 million of the Company’s 4.25% Convertible Senior Notes due 2021 (the “Notes”). The Notes are governed by the terms of an indenture (the “Indenture”), dated as of April 22, 2015, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).  The net proceeds from the sale of the Notes after deducting the placement agents’ fees were $125.0 million. The Company expects to use $80.9 million of the proceeds from the issuance of Notes to finance the cash consideration portion of the acquisition consideration necessary to consummate the previously announced acquisition of the Zohydro® ER franchise from Zogenix, Inc. (the “Acquisition”), and the remainder of the net proceeds to pay certain fees and expenses related to the offering of the Notes and the Acquisition, to pay the consent fee related to the consent solicitation of the 2020 Notes and for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies.

The Notes are the general unsecured obligations of the Company and bear interest at a rate of 4.25% per annum, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2015. The Notes will mature on April 1, 2021, unless earlier converted, redeemed or repurchased. The Notes will be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an initial conversion rate of 87.2030 shares of Common Stock per $1,000 principal amount of the Notes, which corresponds to an initial conversion price of approximately $11.47 per share of Common Stock and represents a conversion premium of approximately 37.5% based on the last reported sale price of the Common Stock of $8.34 on April 16, 2015.  The conversion rate is subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to, the issuance of certain stock dividends on Common Stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, the payment of cash dividends and certain Company tender or exchange offers.

Holders may convert all or a portion of their Notes at their option at any time prior to the close of business on the business day immediately preceding  January 1, 2021 only under the following circumstances: (i) during any fiscal quarter commencing after the fiscal quarter ending on June 30, 2015 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each such trading day; (ii) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; (iii) if the Company calls the Notes for redemption on or after April 6, 2019, at any time after the Company provides notice of redemption and prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or (iv) upon the occurrence of specified corporate events.  On or after January 1, 2021, a holder may convert any of its Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

If the Company does not consummate the Acquisition, or the purchase agreement governing the Acquisition is terminated on or prior to July 8, 2015, the Company may redeem, in whole but not in part, the outstanding Notes on or prior to October 31, 2015. The redemption price for each $1,000 principal amount of Notes to be redeemed will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such Note to, but excluding, the redemption date and (iii) 75.0% of the difference, if positive, between the redemption conversion value and the initial conversion value, as such terms are defined in the Indenture. In addition, the Company may redeem all or a portion of the Notes at its option on or after April 6, 2019 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides written notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such Notes.

No “sinking fund” is provided for the Notes, which means that the Company is not required to periodically redeem or retire the Notes.  If the Company undergoes a “fundamental change” (as defined in the Indenture), subject to certain conditions, holders may require the Company to repurchase for cash all or part of their Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.  The Indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries. The Indenture does not contain covenants or other provisions to afford protection to holders of the Notes in the event of a fundamental change or other corporate transaction involving it except to the extent described above.

The Indenture also provides for customary events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes will become due and payable automatically. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects and for up to 270 days, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Notes (included as an exhibit to the Indenture) filed hereto as Exhibit 4.3 and Exhibit 4.4, respectively, each of which is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.    Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference. The Company sold the Notes on April 22, 2015 in a private placement in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

The Notes and the shares of Common Stock of the Company potentially issuable upon conversion of the Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01.    Financial Statements and Exhibits.

 (d) Exhibits. The following documents are filed as exhibits to this report:

4.1	Third Supplemental Indenture, dated as of April 21, 2015, between Pernix Therapeutics Holdings, Inc. and Wilmington Trust, National Association, as Trustee.
4.2	First Supplemental Indenture, dated as of April 21, 2015, between Pernix Therapeutics Holdings, Inc. and U.S. Bank National Association, as Trustee.
4.3	Indenture, dated April 22, 2015, between Pernix Therapeutics Holdings, Inc. and Wilmington Trust, National Association, as Trustee.
4.4	Forms of 4.25% Convertible Senior Notes due 2021 (included in Exhibit 4.3).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pernix Therapeutics Holdings, Inc.

Date: April 24, 2015	By:	/s/ Sanjay Patel
Chief Financial Officer